                                                                   EXHIBIT 11
                                                                   Primary
                                                                   (Page 1 of 2)

                  EXCEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE
                     (In thousands, except per share data)
                                  (unaudited)

                                                  Three Months Ended        Six Months Ended
                                                        June 30,                June 30,

                                                  1996         1995         1996         1995
                                                  ----         ----         ----         ----
Primary
- -------
Net Income..................................    $ 38,420     $ 7,875      $ 72,406    $13,059

Adjustment of shares outstanding:

Weighted average shares of common stock
 outstanding................................     104,708      99,000       101,854     99,000
Employee stock plan shares and shares of
     common stock issuable upon the
     assumed exercise of stock options......       1,854      (2,280)        1,569     (2,520)
                                                --------      ------      --------    -------
Adjusted shares of common stock and common
     stock equivalents for computation......     106,562      96,720       103,423     96,480
                                                --------      ------      --------    -------
Net income per share........................    $   0.36        0.08      $   0.70    $  0.14
                                                ========      ======      ========    =======

                                                                   EXHIBIT 11
                                                                   Fully Diluted
                                                                   (Page 2 of 2)

                  EXCEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE
                     (In thousands, except per share data)
                                  (unaudited)


                                                  Three Months Ended        Six Months Ended
                                                        June 30,                June 30,

                                                  1996         1995         1996         1995
                                                  ----         ----         ----         ----

Assuming Full Dilution
- ----------------------

Net Income..................................    $ 38,420     $ 7,875      $ 72,406    $13,059

Adjustment of shares  outstanding:

Weighted average shares of common stock
      outstanding...........................     104,708      99,000       101,854     99,000
Employee stock plan shares and shares of
      common stock issuable upon the
      assumed exercise of stock options.....       1,945      (2,280)        1,810     (2,520)
                                                --------     -------      --------    -------
Adjusted shares of common stock and common
      stock equivalents for computation.....     106,653      96,720       103,664     96,480
                                                --------     -------      --------    -------

Net income per share........................    $   0.36     $  0.08      $   0.70    $  0.14
                                                ========     =======      ========    =======
